FIRST AMENDMENT TO PURCHASE AND SALE CONTRACT

        This First Amendment to Purchase and Sale Agreement (this “First Amendment”) is hereby entered into as of the 29th day of December, 2003, by and between BERKSHIRE INCOME REALTY-OP, L.P., a Delaware limited partnership or its nominee (“Buyer”), with an address of c/o Berkshire Income Realty, Inc., One Beacon Street, Suite 1550, Boston, Massachusetts 02108, Attention: Declan X. McMullen, and POND APPLE CREEK ASSOCIATES LIMITED PARTNERSHIP, a Wisconsin limited partnership (“Seller”), with an address c/o E.J. Plesko & Associates, Inc., 6515 Grand Teton Plaza #210, Madison, Wisconsin 53719, Attention: E.J. Plesko.

        WHEREAS, Seller and Buyer entered into that certain Purchase and Sale Agreement dated as of November 26, 2003 (the “Purchase Agreement”), pursuant to which Seller agreed to sell, and Buyer agreed to purchase, the land owned by Seller, together with the buildings thereon, commonly known as the Pond Apple Creek Apartments and located in Fort Lauderdale, Broward County, Florida;

        WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement;

        WHEREAS, Seller and Buyer have agreed that Buyer shall receive a credit against the Purchase Price relating to radon remediation at the Property as more particularly provided in this First Amendment.

        NOW THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer hereby agree as follows:

    1.        Credit to Buyer at Closing. Buyer shall receive a credit from the Seller at the Closing in the amount of $25,000 relating to the radon levels at the Property disclosed during Buyer’s due diligence investigations of the Property.

    2.        Counterparts, Etc. This First Amendment shall not be effective unless and until execution and delivery thereof by both Seller and Buyer. This First Amendment may be executed in counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Executed copies of this First Amendment may be delivered by facsimile.

    3.        Ratification. In all other respects, Seller and Buyer hereby reaffirm all of the covenants, agreements, terms, conditions, and other provisions of the Purchase Agreement except as modified hereby, and the Purchase Agreement is hereby incorporated in full herein by reference.

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        IN WITNESS WHEREOF, Seller and Buyer have executed this First Amendment as a sealed instrument as of the date first written above.

SELLER:

WITNESS:	POND APPLE CREEK ASSOCIATES LIMITED PARTNERSHIP, a Wisconsin limited partnership

/s/ Gerald Mello	By: E.J. Plesko & Associates, Inc, its general partner
By: /s/ E.J. Plesko
Name: E.J. Plesko
Title: President
BUYER:
WITNESS:	BERKSHIRE INCOME REALTY-OP, L.P,, a Delaware limited partnership

/s/ Hayley R. Huba	By: Berkshire Income Realty, Inc., a Maryland & corporation, its general partner
By: /s/ David C. Quade
Name: David C. Quade
Title: President